Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Regen Biologics, Inc. for the registration of up to 33,953,717 shares of its common stock to be filed on November 19, 2003, and to the incorporation by reference therein of our report dated March 31, 2003, with respect to the consolidated financial statements of Regen Biologics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 14, 2003